EXHIBIT 5

October  16, 2002

Doral Financial Corporation
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920

Dear Sirs:

     As counsel to Doral Financial Corporation, a Puerto Rico corporation (the “Company”), we have been requested to render this opinion for filing as Exhibit 5 to the Company’s Registration Statement, which is being filed with the Securities and Exchange Commission (the “Registration Statement”). The Registration Statement covers 1,500,000 shares (the “Shares”) of Common Stock, which may be sold by the Company upon the exercise of options granted and options available for future grant pursuant to the Company’s 1997 Employee Stock Option Plan (the “Plan”)

     As counsel to the Company, we have examined such documents, corporate records and other instruments, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies of originals.

     Upon the basis of such examination, we are of the opinion that: (1) the Plan and the Shares have been duly authorized by all requisite corporate action on the part of the Company and (2) when the Shares are sold in a manner and for the consideration described in the Plan, the Shares will be duly authorized and validly issued, fully-paid and nonassessable.

     We are members of the Bar of the Commonwealth of Puerto Rico and do not purport to be experts in, or to render any opinions with respect to, the laws of any state or jurisdiction other than the laws of the Commonwealth of Puerto Rico and the Federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ PIETRANTONI MENDEZ & ALVAREZ LLP